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                                                                     EXHIBIT 4.4

                                   F&M BANCORP
                         RESTATED 1983 STOCK OPTION PLAN

1.      PURPOSES OF THE PLAN:

                To advance the interests of the Corporation and its subsidiaries by assisting in attracting and retaining qualified employees and providing them with increased motivation to exert their best efforts on behalf of the Corporation and its subsidiaries.

2.      ADMINISTRATION:

                The Plan shall be administered by a committee (the "Committee") consisting of not less than three directors of the Corporation to be appointed by and to serve during the pleasure of the Board of Directors. None of the Committee members shall be eligible to participate in the Plan nor, during one year prior to service as a member of the Committee, shall have been granted or awarded equity securities pursuant to the Plan or any other plan of the Corporation or any of its affiliates except as permitted by Rule 16b-3 under the Securities Exchange Act of 1934. The Committee shall select the particular employees to receive options from among the senior management of the Corporation and its subsidiaries and shall make all decisions concerning the timing, pricing and amount of options to be granted. The Committee shall have full power to construe and interpret the Plan and to promulgate such regulations with respect to the Plan as it may deem desirable. The Committee shall report its deliberations to the Board of Directors.

3.      STOCK SUBJECT TO OPTION:

                The shares to be issued upon exercise of options to be granted under the Plan shall be 460,000 shares of the Common Stock (par value $5.00 per share) of the Corporation (the "Common Stock") to be authorized by stockholders for issuance under the Plan. If any unexercised option terminates for any reason, the shares covered thereby shall become available for grant of an option again.

4.      ELIGIBILITY:

                The individuals who shall be eligible to participate in the Plan shall be such key employees (including officers and directors who are employees) of the Corporation, or of any corporation (a "Subsidiary") in which the Corporation has a proprietary interest by reason of stock ownership, including any corporation in which the Corporation acquires a proprietary interest after the adoption of this Plan (but only if the Corporation owns or controls, directly or indirectly, stock possessing not less than 50% of the total combined voting power of all classes of stock in such corporation), as the Board of Directors shall determine from time to time.

5.      TERMS AND CONDITIONS OF OPTIONS:

                Options under this Plan are intended to be either incentive options qualifying under Section 422A of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code") or non-statutory options not qualifying under any section of the Internal Revenue Code as the Committee may recommend in its discretion from time to time. All options granted under this Plan shall be issued upon such terms and conditions as the Committee may recommend and the Board of Directors may approve from time to time, subject to the following provisions (which shall apply to both incentive and non-qualified stock options unless otherwise indicated:

                        (a) Option Price. The option price per share with respect to each option shall be not less than: (i) for incentive stock options, 100% of the fair market value of the Common Stock on the date the option is granted; and (ii) for non-qualified stock options, 85% of the

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                fair market value of the Common Stock on the date the option is granted.

                        (b) Number of Options. No employee shall be granted options for more than 5,000 shares of Common Stock in any one year. The Corporation can grant an employee incentive stock options to acquire Common Stock of any value, provided that the fair market value (determined at the date of grant) of the stock subject to one or more incentive stock options (under this Plan and all other plans of the Corporation and its subsidiaries) first exercisable in any one calendar year does not exceed $100,000 (determined at the date of grant). No options may be granted to any person who directly or indirectly owns immediately prior to or immediately after the grant, in excess of 10% of the Corporation's outstanding Common Stock.

                        (c)     Exercise of Options.

                                (i) Except as provided in paragraph (ii) below,
                full payment for shares acquired shall be made in cash or by certified check at or prior to the time that an option, or any part thereof, is exercised. The participant will have no rights as a stockholder until the certificate for those shares as to which the option is exercised has been issued by the Corporation. No option may be exercised during the first year from the date of grant. Thereafter, options for 200 shares or less shall be exercisable in full. Options for more than 200 shares shall be exercisable to the extent of 25% after the expiration of one year from the date of grant, to the extent of 50% after the expiration of two years from the date of grant, to the extent of 75% after the expiration of three years from the date of grant, and to the extent of 100% after the expiration of four years from the date of grant.

                                (ii) In the discretion of the Committee, the
                option price of an option may be payable through the delivery of shares of Common Stock with a value equal to the option price or in a combination of cash and Common Stock with a value equal to the option price.

                                (iii) An incentive stock option granted on or
                before December 31, 1986 may not be exercised by an individual at any time while a previously granted incentive stock option remains outstanding. This restriction shall not apply to incentive stock options granted after December 31, 1986.

                        (d)     Term of Option.

                                (i) No incentive stock option shall be granted
                for a term of more than 10 years from the date such option is granted.

                                (ii) No non-qualified stock option shall be
                granted for a term of more than 10 years from the date such option is granted.

                        (e) Termination of Employment. Each option, to the extent that it shall not have been exercised, shall terminate when the employment of the participant by the Corporation terminates, unless the employment terminates because of retirement, voluntary resignation with the consent of the Board of Directors or because of death or

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                incapacity or because of retirement under the Corporation's retirement plan. If the employment terminates because of retirement under the retirement plan of the Corporation or a subsidiary, the option shall terminate upon the expiration of three months after the employment terminates in the case of incentive stock options and upon the expiration of six months after the employment terminates in the case of non-qualified stock options. If the employment terminates because of voluntary resignation with the consent of the Board of Directors or because of incapacity, the option shall terminate upon the expiration of three month after the employment terminates. If the employment terminates because of death, the option shall terminate upon expiration of one year after the date of death. Nothing in this paragraph shall operate to extend the term of the option beyond the term stated in the agreement granting the option or to accelerate the period during which portions of the option may be exercised.

                        (f) Option Nonassignable and Nontransferable. Each option and all rights thereunder, including the right to surrender the option, shall be nonassignable and nontransferable other than by will or the laws of descent and distribution and shall be exercisable during the optionee's lifetime only by the optionee or his or her guardian or legal representative.

6.      SURRENDER OF OPTIONS FOR CASH:

                Any option granted under the plan may include a right to surrender to the corporation up to 50% of the option to the extent then exercisable and receive in exchange a cash payment equal to the excess of the fair market value of the shares covered by the option or portion thereof surrendered over the aggregate option price of such shares. For the purposes of this paragraph, fair market value shall be determined by the committee. Such right may be granted by the board of directors upon recommendation of the committee concurrently with the option or thereafter by amendment upon such terms and conditions as the Committee may recommend. Shares subject to option or portion thereof that have been so surrendered shall not thereafter be available for option grants under the Plan. The Committee may from time to time recommend to the Board of Directors the maximum amount of cash that may be paid upon surrender of options in any year, may determine that, if the amount to be received by any optionee is reduced in any year because of such limitation, all or a portion of the amount not paid may be paid in any subsequent year or years, and may limit the right of surrender to certain periods during the year.

7.      PAYROLL DEDUCTIONS:

                In the discretion of the Committee, there may be made available to optionees an election for the payroll deduction each pay period over the term of the option of amounts equal to the aggregate exercise price of any or all of such options (and estimated federal income taxes thereon). Interest will be paid on payroll deductions at rates prescribed from time to time by the Board of Directors upon recommendation of the Committee.

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8.      ADJUSTMENTS UPON CHANGES IN CAPITALIZATION:

                If the outstanding shares of the Common Stock are increased, decreased, or changed into, or exchanged for a different number or kind of shares or securities of the Corporation, without receipt of consideration by the Corporation, through reorganization, merger, statutory share exchange, recapitalization, reclassification, stock split-up, stock dividend, stock consolidation, or otherwise, an appropriate and proportionate adjustment shall be made in the number and kind of shares as to which options may be granted. A corresponding adjustment in the price per share allocated to unexercised options, or portions thereof, which shall have been granted prior to any such change shall likewise be made. Any such adjustment, however, in an outstanding option shall be made without change in the total price applicable to the unexercised portion of the option but with a corresponding adjustment in the price for each share subject to the option. Adjustments under this section shall be made by the Board of Directors, whose determination as to what adjustments shall be made, and the extent thereof, shall be final and conclusive. No fractional shares of Common Stock shall be issued under the Plan on account of any such adjustment.

                In the event of a reorganization, merger, consolidation, share exchange, sale of substantially all of the assets, or any other form of corporate reorganization in which the Corporation is not the surviving entity, all options in effect at the time will terminate as of the effective date of the transaction. The surviving entity in its absolute and uncontrolled discretion, may tender an option or options to purchase shares on its terms and conditions, both as to the number of shares or otherwise, which shall substantially preserve the rights and benefits of any option then outstanding hereunder.

9.      OPTIONS IN SUBSTITUTION FOR STOCK OPTIONS GRANTED BY OTHER CORPORATIONS:

                Options may be granted under the plan from time to time in substitution for stock options held by employees of corporations who become or are about to become key employees of the Corporation or a subsidiary of the Corporation as the result of a merger or consolidation of the employing corporation with the Corporation or a subsidiary, or the acquisition by the corporation or a subsidiary of the assets of the employing corporation, or the acquisition by the Corporation or a subsidiary of stock of the employing corporation as the result of which it becomes a subsidiary of the Corporation. The terms and conditions of the substitute options so granted may vary from the terms and conditions set forth in paragraph 5 of this Plan to such extent as the Board of Directors at the time of grant may deem appropriate to conform, in whole or in part, to the provisions of the options in substitution for which they are granted.

10.     EFFECTIVE DATE OF THE PLAN:

                The Plan shall become effective upon approval by the Board of Directors, subject to approval by the stockholders of the Corporation.

11.     TERMINATION DATE:

                No options may be granted under the Plan after December 6, 1998. Subject to Section 5(d), options granted before the termination date for the Plan may extend beyond that date.

12.     AMENDMENT OF THE PLAN

                The Plan may be amended by the Board of Directors; however, no amendment to the Plan materially increasing the benefits accruing to participants or materially increasing the number of shares of common stock that may be issued upon the exercise or surrender of stock options under the Plan (except adjustments pursuant to the first paragraph of Section 8) or materially modifying any requirements as to eligibility for participation in the Plan shall be effective unless approved by the stockholders of the Corporation.